Exhibit 10.4

Employment Letter

January 18, 2007

Gary Crook
622 Lincoln Place, Murray, Utah 84107

Dear Mr. Crook:

Please allow this letter to serve as the entire agreement between Better Biodiesel, Inc. (the “Company”) and you, Gary Crook (the “Employee”) with respect to certain aspects of your employment with the Company.  The Company acknowledges and agrees that the Employee is and will remain a partner of, and has and will retain an interest in, Tatum, LLC (“Tatum”), which will benefit the Company in that the Employee will have access to certain Tatum resources.

Beginning Date

The Employee will work for the Company beginning on January 22, 2007.

Compensation

Salary:  $1,000 a day or $137.50 per hour if less than a day is worked (“Salary”).  The Employee will not submit days and/or hours for payroll processing until three days after the currently anticipated funding is received; such delay in submitted time will not exceed 30 days from Employee’s start date.  Employee’s Salary may be increased from time to time, by the Company.

Cash Bonus:  Availability and amount of bonus is discretionary on the part of Better Biodiesel, Inc. and its Board of Directors.

Equity:  Options or warrants representing 1% of the outstanding shares as of January 22, 2007 with an exercise price equal to the closing price as quoted in the public market as of that day.  The vesting schedule is to be negotiated.

Other Compensation Provisions:

During the course of the Employee’s engagement hereunder, the Employee will remain a partner of Tatum.  As a partner of Tatum, Employeewill share with Tatum a portion of his or her economic interest in any stock options or equity bonus that the Company may grant the Employee and may also share with Tatum a portion of any cash bonus and severance the Company may pay the Employee, to the extent specified in that certainPart-Time Engagement Resources Agreement between the Company and Tatum (the “Resources Agreement”).  The Company acknowledges and consents to such arrangement.

Benefits

The Employee will be eligible for any Company employment retirement and/or 401(k) plan and for vacation and holidays consistent with the Company’s policy as it applies to senior management, and the Employee will be exempt from any delay periods required for eligibility.

The Employee must receive written evidence that the Company maintains directors’ and officers’ insurance to cover in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect.

Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover the Tatum Partner

Termination

The Company may terminate the Employee’s employment for any reason upon at least 30 days’ prior written notice to the Employee, such termination to be effective on the date specified in the notice, provided that such date is no earlier than 30 days from the date of delivery of the notice.  Likewise, the Employee may terminate his or her employment for any reason upon at least 30 days’ prior written notice to the Company, such termination to be effective on the date 30 days following the date of the notice.  The Employee will continue to render services and to be paid during such 30-day period, regardless of who gives such notice.  The Employee may terminate this agreement immediately if the Company has not remained current in its obligations under this letter or the Part-Time Engagement Resources Agreement between the Company and Tatum or if the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct.

This agreement will terminate immediately upon the death or disability of the Employee.  For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company’s Board of Directors acting in good faith.

The Employee’s salary will be prorated for the final pay period based on the number of days in the final pay period up to the effective date of termination or expiration.

Miscellaneous

This agreement contains the entire agreement between the parties with respect to the matters contained herein, superseding any prior oral or written statements or agreements.

The Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum.  Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

The provisions in this agreement concerning the payment of salary, bonusesand equity will survive any termination or expiration of this agreement.

The terms of this agreement are severable and may not be amended except in a writing signed by the parties.  If any portion of this agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

This agreement will be governed by and construed in all respects in accordance with the laws of the State ofUtah, without giving effect to conflicts-of-laws principles.

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Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

Sincerely yours,

Better Biodiesel, Inc.

By: /s/ Ron Crafts

Signature

Name:	Ron Crafts
Title:	CEO

Acknowledged and agreed by:

EMPLOYEE:

/s/ Gary Crook

(Signature)

Gary Crook
(Print name)

Date: 1/19/07

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Tatum, LLC
Part-Time Engagement Resources Agreement

January 18, 2007

Better Biodiesel, Inc.
1400 West 400 North

Orem, Utah 84057

Dear Mr. Crafts:

Tatum, LLC (“Tatum”) understands that Better Biodiesel, Inc. (the “Company”) desires to hire Gary Crook,one of our partners, as a part-time employee of the Company (the “Employee”).  The Company acknowledges that the Employee is and will remain a partner in our firm so that he will have access to our firm’s resources for use in his or her employment with the Company.  The Employee may also work for other companies when not working for the Company.  This Part-Time Engagement Resources Agreement (this “Resources Agreement”) sets forth the rights of the Company, through the Employee, to use such resources for the benefit of the Company and for the payment for such services.

Since the Employee will be under the control and direct management of the Company, and not Tatum, Tatum’s obligations to the Company are exclusively those set forth in this Resources Agreement.  This document will serve as the entire agreement between the Company and Tatum.

Compensation

The Company will pay to Tatum, as partial compensation for the resources provided, an amount equal to 20% of the Employee’s Salary during the term of this Resources Agreement.  In addition, the Company will pay directly to Tatum 20% of any Cash Bonus otherwise payable to the Employee during the term of this Resources Agreement

For purposes hereof, (i) “Cash Bonus” means any contingent cash consideration (i.e., not yet realized in cash) that is paid, (ii) “Equity Bonus” means any stock, option, warrant, or similar right (i.e., not yet realized in cash) that is granted, in each case in connection with services rendered by the Employee, and (iii) “Salary” means all compensation, including severance, paid to Employee, except bonuses and benefits (including medical benefits subsidy paid to Employee). All compensation described above or deliverable to Tatum is referred to herein as the “Resource Fee.”

Payments to Tatum should be made by direct deposit through the Company’s payroll, or by an automated clearing house (“ACH”) payment at the same time as payments are made to the Employee.  If such payment method is not available and payments are made by check, Tatum will issue invoices to the Company, and the Company agrees to pay such invoices no later than ten (10) days after receipt of invoices.

Company agrees to pay Tatum and maintain a security deposit of $5,000.00 for the Company’s future payment obligations to Tatum under this Resources Agreement (the “Deposit”).  If the Company breaches this Resources Agreement and fails to cure such breach as provided herein, Tatum will be entitled to apply the Deposit to its damages resulting from such breach.  Upon termination or expiration of this

Resources Agreement, Tatum will return to the Company the balance of the Deposit remaining after application of any amounts to unfulfilled payment obligations of the Company to Tatum as provided for in this Resources Agreement.

Termination

This Resources Agreement will terminate immediately upon the effective date of termination or expiration of the Employee’s employment with the Company or upon the Employee ceasing to be a partner of Tatum.

In the event that either party commits a breach of this Resources Agreement and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this Resources Agreement immediately effective upon written notice of such termination.

Converting Part-Time to Full-Time

The Company will have the opportunity to make the Employee a full-time permanent member of Company management at any time during the term of this Resources Agreement by entering into another form of Tatum agreement, the terms of which will be negotiated at such time.

Hiring Employee Outside of Resources Agreement

During the twelve (12)-month period following termination or expiration of this Resources Agreement, other than in connection with another Tatum agreement, the Company will notemploy the Employee, or engage the Employee as an independent contractor, to render services of substantially the same nature as those for which Tatum is making the Employee available pursuant to this Resources Agreement.  The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Employee’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain.  Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to forty-five percent (45%) of the Employee’s Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty.  If, however, a court or arbitrator, as applicable, determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages.  The amount will be due and payable to Tatum upon written demand to the Company.  For this purpose, ‘‘Annualized Compensation’’ will mean monthly Salary equivalent to what the Employee would receive on a full-time basis, multiplied by twelve (12), plus the maximum amount of any bonus for which the Employee was eligible with respect to the then current bonus year.

Insurance

The Company will provide Tatum or the Employee with written evidence that the Company maintains directors’ and officers’ insurance in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect.

Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover the Employee.

Disclaimers, Limitations of Liability & Indemnity

It is understood that Tatum does not have a contractual obligation to the Company other than to make its resources available to the Employee (by virtue of that Employee being a partner in Tatum) for the benefit of the Company under the terms and conditions of this Resources Agreement.  The Resource Fee will be for the resources provided.  Tatum assumes no responsibility or liability under this Resources Agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations.

Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Employee becoming a partner in Tatum, and the results of the same were satisfactory to Tatum.  Tatum disclaims all other warranties, either express or implied.  Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum’s resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information.  Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations.  Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.

In the event that any partner of Tatum (including without limitation the Employee to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys’ fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum’s customary rate for the time incurred.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this Resources Agreement or the relationship arising hereunder, Tatum’s total liability will not exceed two (2) months of the then current Resource Fee.

As a condition for recovery of any liability, the Company must assert any claim against Tatum within three (3) months after discovery or sixty (60) days after the termination or expiration of this Resources Agreement, whichever is earlier.

Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this Resources Agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties.  Such arbitration will be conducted by the Atlanta, Georgia office of the AAA.  In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA.  The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need.  The arbitrator will render his decision within ninety (90) days after the call for arbitration.  The arbitrator will have no authority to award punitive damages.  Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction.  The arbitrator will have no authority to award damages in excess or in contravention of this Resources Agreement and may not amend or disregard any provision herein.  Notwithstanding the foregoing, no issue related to the ownership of intellectual property will be subject to arbitration but will instead be subject to determination by a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.

Miscellaneous

Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys’ fees actually incurred.

The Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum.  Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this Resources Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.  This Resources Agreement binds and benefits the successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this Resources Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

The terms of this Resources Agreement are severable and may not be amended except in a writing signed by Tatum and the Company.  If any portion of this Resources Agreement is found to be unenforceable, the rest of the Resources Agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

The provisions in this Resources Agreement concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors’andofficers’insurance, and arbitration will survive any termination or expiration of this Resources Agreement.

This Resources Agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts-of-laws principles.

Nothing in this Resources Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Employee.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Bank Lockbox Mailing Address for Deposit and Resource Fee only:

Tatum, LLC
P.O. Box 403291
Atlanta, GA  30384-3291

Electronic Payment Instructions for Deposit and Resource Fee:

Bank Name: Bank of America
Branch: Atlanta
Routing Number:	For ACH Payments: 061 000 052
For Wires: 026 009 593
Account Name: Tatum, LLC
Account Number: 003 279 247 763
Please reference Better Biodiesel, Inc. in the body of the wire.

Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.

We look forward to serving you.

Sincerely yours,

TATUM, LLC

/s/ John Hendrix

Signature

John Hendrix

Area Managing Partner for TATUM, LLC

Acknowledged and agreed by:

Better Biodiesel, Inc.

By: /s/ Ron Crafts

Title:	CEO

Date:	1/19/07

January 24, 2007

Addendum to Employment Letter

Gary Crook

622 Lincoln Place,

Murray, Utah 84107

Re:          Employment Agreement with Better Biodiesel, Inc.

Dear Mr. Crook:

The purpose of this addendum (the “Addendum”) to the Employment Letter, dated January 18, 2007, between Better Biodiesel, Inc. (the “Company”), and Gary Crook (the “Letter Agreement”) is to clarify the parties’ acknowledgment and intent that Gary Cook has accepted and shall assume the position as the Chief Financial Officer to the Company (the “CFO”).

Furthermore, the Company and Mr. Cook agree and acknowledge that, as CFO, Mr. Cook shall perform substantially the following services on behalf of the Company, including, but not limited to:

Establishing an accounting system, developing procedures and guidelines on financial management and control, hiring of accounting staff and or management and procurement accounting resources as Mr. Cook deems necessary and in the best interests of the Company, preparing all requisite financial statements and related reports, undertaking internal management and preparation of filings with regulatory agents, coordinating and communicating with independent auditors, and any other duties that may be customarily associated with the position of CFO (the “Services”).

All terms of the “Letter Agreement” that do not contradict this Addendum remain in full force and effect.  The signature of the parties, below, shall indicate their agreement with the terms of this Addendum.

Sincerely yours,	AGREED AND ACKNOWLEDGED

/s/ Ron Crafts	/s/ Gary Crook	1/25/07

By: Ron Crafts, CEO	By: Gary Crook	Date